As filed with the Securities and Exchange Commission on December 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1634897
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

11000 N. IH-35	78753-3195
Austin, Texas	(Zip Code)
(512) 837-8810
(Address of principal executive offices)

GOLFSMITH INTERNATIONAL HOLDINGS, INC.
2002 INCENTIVE STOCK PLAN
(Full title of the plan)

James D. Thompson	Copies to:
Chief Executive Officer and President	Tracy Kimmel
Golfsmith International Holdings, Inc.	Mark E. Thompson
11000 N. IH35	King & Spalding LLP
Austin, Texas 78753-3195	1185 Avenue of the Americas
(Name and address of agent for service)	New York, New York 10036
(212) 556-2100

(512) 837-8810
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, par value $0.001 per share	2,850,000 shares	$3.40	$9,699,753	$1,142

(1)	The number of shares of common stock, $0.001 par value per share (“Common Stock”), stated above consists of the aggregate number of additional shares not previously registered which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the Golfsmith International Holdings, Inc. 2002 Incentive Stock Plan (the “Plan”). The maximum number of shares of Common Stock that may be sold upon the exercise of such options granted under the Plan is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not yet been granted and the exercise price of which is therefore unknown, the fee is calculated on the basis of the book value of the Common Stock as of December 15, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation Of Documents By Reference

     The following documents previously filed by us with the Securities and Exchange Commission are incorporated by reference into this registration statement as of their respective dates:

(1)	Our Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004, as amended by the Form 10-K/A filed on December 9, 2004;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2004;

(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004;

(4)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004; and

(5)	Our Current Reports on Form 8-K filed on September 17, 2004, October 8, 2004, October 26, 2004, November 12, 2004 and December 9, 2004.

     In addition, all documents filed by us (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents (we refer to such documents, and the documents enumerated above, as the “Incorporated Documents”).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. Description Of Securities

     Our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value per share. As of October 2, 2004, 21,594,597 shares of our common stock were issued and outstanding. In addition, as of October 2, 2004, we had equity units which entitle the holders thereof to an aggregate of 755,935 shares of our common stock and outstanding options under the Plan representing 1,574,000 shares of our common stock. All outstanding shares of our common stock are, and all shares of common stock to be issued upon exercise of the options will be, when issued in consideration of payment of the exercise price therefore, validly issued, fully paid and nonassessable. The following summary description of our common stock is qualified by reference to our amended and restated certificate of incorporation, our bylaws and the stockholders agreement described below, each of which has previously been filed with the Securities and Exchange Commission.

Voting Rights

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulate voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

     Subject to limitations under Delaware law, holders of our common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by our board of directors out of funds legally available therefor.

Liquidation

     In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Rights and Preferences

     The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock.

Stockholders Agreement

     All of our current stockholders are party to, and all persons who become stockholders of our company (as a result of an exercise of options pursuant to our 2002 Incentive Stock Plan) will be required to become a party to, a certain stockholders agreement. The stockholders agreement governs certain rights and privileges, and places certain restrictions on, our stockholders. Under the stockholders agreement, the parties are required:

•	to vote their shares of our common stock owned by each of them in favor of the election of one director nominated by certain of our stockholders and their families and all of the directors nominated by Atlantic Equity Partners III, our majority stockholder, to fill all of the remaining board seats so long as each of the parties maintains a minimum level of stock ownership;

•	to consent to a sale of our company if our board of directors and Atlantic Equity Partners III approve of such sale and if:

•	stockholders would receive as consideration cash or specified kinds of securities;

•	each stockholder would receive as consideration the same proportion of the aggregate consideration that such stockholder would receive if our company was liquidated;

•	any stockholders are given an option as to the form and amount of consideration, all stockholders are given the same option;

•	all holders of rights to acquire shares of our common stock are given certain rights with respect to proceeds from the sale;

•	except in certain circumstances, any economic benefits available to any stockholder with respect to its shares will be available to all stockholders on a pro rata basis; and

•	the expenditures required to be paid by the stockholders and any representations and warranties required to be made by the stockholders in connection with the sale do not exceed certain limitations;

•	to cause us to register shares of our common stock held by parties to the stockholders agreement upon the request of Atlantic Equity Partners III in certain circumstances;

•	except in certain circumstances, to cause us to give certain parties to the stockholders agreement preemptive rights to purchase common stock;

•	not to transfer shares of our common stock unless certain conditions are met; and

•	in the case of certain members of our management, grant us repurchase rights with respect to the shares of our common stock owned by them.

The stockholders agreement will terminate upon the earliest of:

•	the sale of our company;

•	an initial public offering of our common stock;

•	the dissolution or liquidation of our company;

•	the approval of such termination by us, Atlantic Equity Partners III and the holders of at least 50% of the shares held by our other stockholders; and

•	October 15, 2022.

Anti-Takeover Provisions of Delaware Law

     We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.

     Section 203 does not apply if:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to limited exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

     Our amended and restated certificate of incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for liability (i) for any breach of their duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for transactions from which a director derives an improper personal benefit.

     The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.

     Our amended and restated certificate of incorporation provides officers, directors, employees and agents a right to indemnification to the fullest extent permitted by the Delaware General Corporation Law for expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with any action, suit or proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We are incorporated under the laws of the State of Delaware. Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by the General Corporation Law of Delaware.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Consistent with Section 145 of the Delaware General Corporation Law, Article Twelfth of our Amended and Restated Certificate of Incorporation provides that we will indemnify our directors, officers, employees and agents of the corporation against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with any action, suit or proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent.

     In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article Twelfth of our Amended and Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for transactions from which a director derives an improper personal benefit.

     Under Article Twelfth of our Amended and Restated Certificate of Incorporation, we may maintain insurance, at our expense, to protect us and any director, officer, employee, or agent of the corporation or any other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. We carry standard directors and officers liability coverage for our directors and officers and the directors and officers of our subsidiaries. Subject to certain limitations and exclusions, the policies reimburse us for liabilities indemnified under our Amended and Restated Certificate of Incorporation and indemnify directors and officers against additional liabilities not indemnified under our Amended and Restated Certificate of Incorporation.

ITEM 7. Exemption From Registration Claimed

     Not applicable.

ITEM 8. EXHIBITS

4.1	Amended and Restated Articles of Incorporation of Golfsmith International Holdings, Inc. (incorporated by reference to Exhibit 3.3 to Golfsmith’s Registration Statement on Form S-4 (File No. 333-101117))

4.2	Bylaws of Golfsmith International Holdings, Inc. (incorporated by reference to Exhibit 3.4 to Golfsmith’s Registration Statement on Form S-4 (File No. 333-101117))

4.3	Stockholders Agreement, dated as of October 15, 2002, among Golfsmith International Holdings, Inc., Atlantic Equity Partners III, L.P. and the other stockholders party thereto (incorporated by reference to Exhibit 9.1 to Golfsmith’s Registration Statement on Form S-4 (No. 333-101117)

4.4	Golfsmith International Holdings, Inc. 2002 Incentive Stock Plan (incorporated by reference to Exhibit 10.16 to Golfsmith’s Registration Statement on Form S-4 (No. 333-101117)

5.1	Opinion of King & Spalding LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included in signature pages)

*	Filed herewith.

ITEM 9. Undertakings

     (a) The undersigned registrant hereby undertakes as follows:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 16, 2004.

Golfsmith International Holdings, Inc.

By:	/s/ Noel Wilens

Name: Noel Wilens
Title: Vice President

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Noel Wilens and James Grover, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James D. Thompson	Chief Executive Officer, President and	December 16,
	Director (Principal Executive Officer)	2004
James D. Thompson

/s/ Virginia Bunte	Chief Financial Officer (Principal	December 16,
	Financial and Accounting Officer)	2004
Virginia Bunte

/s/ Charles Shaw	Chairman of the Board	December 16,
2004
Charles Shaw

/s/ James Grover	Director	December 16,
2004
James Grover

/s/ Noel Wilens	Director	December 16,
2004
Noel Wilens

Signature	Title	Date
/s/ Roberto Buaron	Director	December 16,
2004
Roberto Buaron

/s/ Thomas G. Hardy	Director	December 16,
2004
Thomas G. Hardy

/s/ James Long	Director	December 16,
2004
James Long

/s/ Carl F. Paul	Director	December 16,
2004
Carl F. Paul